Exhibit 99.1

Investor Contacts:

PondelWilkinson
Roger Pondel | Matt Sheldon
investors@tmedpharma.com
(310) 279-5975

Media Contacts:

George Medici | gmedici@pondel.com
Ron Neal | rneal@pondel.com
(310) 279-5980

HEALTHCARE INDUSTRY LEADER Kerry Weems

Joins Targeted medical Pharma’s Board Of Directors

Los Angeles, August 7, 2012 –Targeted Medical Pharma, Inc., a specialty pharmaceutical company that develops and distributes prescription medical foods to physicians, pharmacies and skilled nursing facilities, today announced that Kerry Weems has joined the company's board of directors.

A nationally respected expert in health policy and government finance, Weems has served with distinction in the field of health care, including nearly 28 years in the Federal government, most recently as Acting Administrator of the Centers for Medicare and Medicaid Services (CMS) and as Vice-Chairman of the American Health Information Community. In those capacities, he implemented the Medicare ePrescribing program, began pilot projects for electronic health records and personal health records, and instituted a number of landmark payment reforms, including non-payment for certain medical errors, among other accomplishments.

Prior to that, Weems served in a number of senior positions at the Department of Health and Human Services, including deputy chief of staff, chief financial officer and chief budget officer, overseeing a budget exceeding $700 billion. He has served in both Republican and Democratic administrations and received the highest award for civilian employees, the Presidential Rank award, from Presidents Clinton and Bush.

Currently Weems serves as vice president and general manager for the Health Solutions Sector at Fairfax, VA-based General Dynamics Information Technology, a business unit of General Dynamics, where he provides executive leadership to more than 4,500 health and health information technology professionals providing solutions in fraud detection and prevention, quality and pay for performance, system and infrastructure modernization, integrated contact centers and data analytics. Teams under his guidance support the Department of Health and Human Services, Department of Veterans Affairs, Military Health System, commercial health plans and more. Prior to joining General Dynamics Information Technology, Weems led Vangent’s, Health Division, which was later acquired by General Dynamics.

He holds an MBA degree from the University of New Mexico and bachelor’s degrees in philosophy and business administration from New Mexico State University.

Targeted Medical Pharma, Inc.

Targeted Medical Pharma, Inc., a specialty pharmaceutical company that develops and sells prescription medical foods to physicians, pharmacies and skilled nursing facilities for the treatment of chronic disease including pain syndromes, obesity, and sleep and cognitive disorders. Based in Los Angeles, the company’s proprietary pharmaceutical therapeutic systems are sold in the United States and Japan. The company manufactures nine proprietary medical foods, as well as 48 convenience packed kits, which pair a medical food and branded or generic pharmaceutical. These prescription medications and therapeutic systems represent a novel approach to the management of certain disease states, focusing on safety and efficacy without the deleterious side effects of traditional, high dose prescription drugs.

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